Exhibit 10.2

EXECUTION VERSION

April 24, 2015

[Name of Executive]

Re: Treatment of Equity Awards

Dear [Name]:

As you know, Cap Gemini S.A., a French société anonyme (“SA”), CapGemini North America, Inc., a Delaware corporation (“NA” and, together with SA, “Parent”), Laporte Merger Sub, Inc., a Pennsylvania corporation (“Merger Sub”) and a wholly owned subsidiary of NA, and iGate Corporation, a Pennsylvania corporation (the “Company”) are contemplating entering into a merger agreement (the “Merger Agreement”) pursuant to which Merger Sub will be merged with and into the Company (the “Merger”) and, as a result of which, the Company will become a wholly owned subsidiary of Parent.

In connection with the consummation of the Merger, the Company has determined to treat your outstanding Company Stock Options, Company Restricted Shares and Company Performance Share Awards (each, as defined in the Merger Agreement, and together, the “Equity Awards”) as set forth in the Merger Agreement, which provides that any theretofore unvested portion of such Equity Awards (as converted to cash awards in connection with the Merger) will vest in full upon certain terminations of your employment following the closing of the Merger, including a termination by you for Good Reason (as defined in the Merger Agreement).

In consideration of the foregoing, and in order to induce Parent to enter into the Merger Agreement and consummate the Merger, you hereby agree that, notwithstanding anything to the contrary in the definition of Good Reason, the consummation of the Merger and the related change in your duties will not, in and of itself, constitute Good Reason for purposes of accelerated vesting of your Equity Awards, notwithstanding that the Company will no longer be a publicly-traded company and will, instead, be a subsidiary of Parent.

Nothing contained in this letter agreement shall (i) be considered a waiver of any other compensation or benefits to which you may be entitled or a waiver of any of your rights with respect to the Equity Awards under circumstances different than those described herein with respect to the Merger (including, without limitation, your rights to terminate for Good Reason as a result of qualifying changes to the terms and conditions of your employment following the Merger other than as described in the previous paragraph) or (ii) affect your eligibility to participate or level of participation in any of the Company’s (or following the closing of the Merger Parent’s) other compensation or benefit plans.

Please indicate your agreement with the foregoing by signing this letter agreement below.

This letter agreement shall become effective upon the date hereof, but shall terminate and be null and void ab initio and of no force and effect if the Merger Agreement is terminated in accordance with its terms and the Merger is not consummated.

We appreciate your continued efforts on behalf of the Company.

[Signature Page Follows]

Sincerely,

iGate Corporation

By:
Name:
Title:

Acknowledged and agreed as of the date first above written:

Name:

[Signature Page to NEO Side Letter]

SCHEDULE OF MATERIAL DIFFERENCES TO EXHIBIT 10.2

Name

Ashok Vemuri

Sujit Sircar

Srinivas Kandula

Derek Kemp

Sanjay Tugnait